Ruby Tuesday, Inc. Salary Deferral Plan

                      	Financial Statements
                   	and Supplemental Schedules



              	Years ended December 31, 1998 and 1997




                             Contents

Report of Independent Auditors.................................5

Audited Financial Statements

Statements of Net Assets Available for Benefits................6
Statement of Changes in Net Assets Available for Benefits..... 7
Notes to Financial Statements..................................8

Supplemental Schedules

Line 27a - Schedule of Assets Held for Investment Purposes....14
Line 27b - Schedule of Loans or Fixed Obligations.............15
Line 27d - Schedule of Reportable Transactions................16






                  	Report of Independent Auditors


Employee Benefits Committee of
 Ruby Tuesday, Inc.

We have audited the accompanying statements of net assets available for benefits of Ruby Tuesday, Inc. Salary Deferral Plan as of December 31, 1998 and 1997, and the related statement of changes in net assets available for benefits for the year ended December 31, 1998. These financial statements are the responsibility of the Plan's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1998 and 1997, and the changes in net assets available for benefits for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets Held for Investment Purposes and Loans or Fixed Income Obligations as of December 31, 1998, and Reportable Transactions for the year then ended, are presented for purposes of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                           /s/ Ernst & Young LLP
                                           Ernst & Young	LLP
Birmingham, Alabama
June 23, 1999




             Ruby Tuesday, Inc. Salary Deferral Plan

         Statements of Net Assets Available for Benefits



                                                December 31
                                           1998             1997

Assets
Investments, at fair value:
  Company stock funds                   $5,014,372       $2,849,988
  Mutual funds                           7,196,438        7,015,137
  Money market fund and cash             1,086,294          489,994
  Loans to participants                    287,896          134,648
                                        13,585,000       10,489,767

Guaranteed investment contracts
  with insurance companies,
  at contract value                        531,614          747,449
Total investments                       14,116,614       11,237,216


Contributions receivable:
  Participants                             124,971          132,306
  Employer                                  23,455           23,417
Total contributions receivable             148,426          155,723

Net assets available for benefits      $14,265,040      $11,392,939

See accompanying notes.



              Ruby Tuesday, Inc. Salary Deferral Plan

   	Statement of Changes in Net Assets Available for Benefits

                   Year ended December 31, 1998


Net investment income:
  Net appreciation in fair value
    of investments                                       $2,122,181
  Dividends on Ruby Tuesday
   Inc. common stock                                         20,942
  Dividends and interest                                    346,037
                                                          2,489,160
Administrative expenses                                     (41,086)
                                                          2,448,074
Contributions:
  Participants                                            1,532,219
  Employer                                                  247,715
                                                          1,779,934

Distributions to participants                            (1,355,907)

Net additions                                             2,872,101
Net assets available for benefits
  at beginning of year                                   11,392,939
Net assets available for benefits
  at end of year                                        $14,265,040

See accompanying notes.




                	Ruby Tuesday, Inc. Salary Deferral Plan

                     	Notes to Financial Statements

                           	December 31, 1998


1. Summary of Significant Accounting Policies

Basis of Presentation
The financial statements of Ruby Tuesday, Inc. Salary Deferral Plan ("the Plan") are presented on the accrual basis of accounting.

Investment Valuation
Investments in common trust funds are stated at fair value based on quoted redemption values on the last business day of the plan year. Ruby Tuesday, Inc. common stock is traded on the New York Stock Exchange and is valued at the closing sales price on the last business day of the plan year.

Guaranteed investment contracts are stated at the contract value as determined by the insurance companies. Contract value represents contributions made under the contracts, plus interest at the contract rates, less funds used to pay benefits and the insurance companies' administrative expenses.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


2. Description of the Plan

The following description of the Plan is to provide general information only. Participants should refer to the Plan Agreement for further information regarding the provisions of the Plan.

General
The Plan was established to provide additional incentive and retirement security for eligible employees of Ruby Tuesday, Inc. and its subsidiaries ("the Company" or "Plan Sponsor").

The general administration of the Plan is the responsibility of the Employee Benefits Committee ("the Committee") which consists of at least two persons and not more than seven persons appointed by the Board of Directors. Costs of administering the Plan are paid by the Company to the extent not paid by the Trust.



                  Ruby Tuesday, Inc. Salary Deferral Plan

                  Notes to Financial Statements (continued)


2. Description of Plan (continued)

Contributions
To participate in the Plan, the employee must have completed one year of service in which they worked at least 1,000 hours and have attained the age of 21. Participants may contribute amounts ranging from 2% to 10% of their compensation and specify the various investment alternatives to which the Plan's assets will be directed. Participants contributing a pre-tax contribution of at least 2% may elect to make after-tax contributions not in excess of 10% of annual earnings.

The Company matches 20% of contributions by participants with 3 to 9 years of service, 30% for participants with 10 to 19 years, and 40% for participants with 20 or more years of service. Matching contributions are invested entirely in Company common stock.

Vesting and Payment of Benefits
Participants, or their beneficiaries, have a 100% vested interest in the value of their respective contributions and employer matching accounts. On termination of service, death, or retirement, the participant or his beneficiary shall receive a single lump sum payment in cash.

Participant Loans
The minimum loan amount is $500 and the maximum amount is limited to the lesser of 50% of the participant's vested account balance or $50,000. The interest rate charged is fixed at the time of the loan at the prime rate plus 1%.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.


                 Ruby Tuesday, Inc. Salary Deferral Plan

                 Notes to Financial Statements (continued)


3. Investments

The Plan's investments are held in a trust fund administered by Prudential Investments ("the trustee"), except for the guaranteed investment contracts with insurance companies (see Note 6) and the investments in mutual funds which are held by the funds themselves.

The fair values of individual investments that represent 5% or more of the Plan's net assets at December 31, 1998 and 1997 are as follows:

                                            1998            1997
Investments at fair value as determined
  by quoted market prices:
  Company stock fund:
    Ruby Tuesday, Inc. common stock    $  5,014,372    $  2,849,988
  Mutual Funds:
    Putnam Diversified Income Trust
     Fund                                 2,199,459       2,768,562
    Prudential Equity Fund                3,664,128       3,807,195

    Prudential MoneyMart Assets           1,086,294         489,994

The Plan's exposure to accounting loss with respect to these financial instruments is limited to the carrying values stated in the Statements of Net Assets Available for Benefits.

4. Income Tax Status

The Internal Revenue Service has ruled that the Plan qualifies under Sections 401(a) and (k) of the Internal Revenue Code (IRC) and, therefore, the Trust is not subject to tax under present income tax law. The Plan is required to operate in conformity with the IRC to maintain its qualification. The plan administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

5. Transactions with Parties-In-Interest

The Company Stock Fund invests primarily in Company stock. At December 31, 1998 and 1997, this fund held 235,970 and 110,679 shares of this stock, respectively, with market values of $5,014,372 or $21.25 per share and $2,849,988 or $25.75 per share, respectively.



                Ruby Tuesday, Inc. Salary Deferral Plan

               Notes to Financial Statements (continued)


6. Guaranteed Investment Contracts with Insurance Companies

The Plan has guaranteed investment contracts with two insurance companies, New York Life and Transamerica Occidental Life. Deposits made under these contracts earn interest at guaranteed rates between 7.08% and 7.70%. Each contract contains provisions for investment loss (surrender) charges which the Plan would have to pay in the event of early withdrawal prior to contract maturity date. The contract values of the individual investments which comprise the total of the guaranteed investment contracts at December 31, 1998 and 1997 are as follows:

                                             1998          1997
New York Life Insurance Company,
 guaranteed investment contract            $320,003      $404,526
Transamerica Occidental Life,
 guaranteed investment contract             211,611       201,373
Protective Life Insurance Company,
 guaranteed investment contract                   -       141,550
Totals                                     $531,614      $747,449

The average yield on the contracts for the years ended December 31, 1998 and 1997 was 6.71% and 6.84%, respectively.

The fair value of the contracts determined using the sum of the present values of each of the contracts' projected cash flows, discounted at the December 31, 1998 rates based on current yields of similar investments with comparable durations, approximates the contract value of the contracts at December 31, 1998.

7. Year 2000 Issue (unaudited)

The Plan Sponsor has determined that it will be necessary to take certain steps in order to ensure that the Plan's information systems are prepared to handle year 2000 dates. The Plan Sponsor is taking a two phase approach. The first phase addresses internal systems that must be modified or replaced to function properly. Both internal and external resources are being utilized to replace or modify existing software applications. The Plan Sponsor anticipates substantially completing this phase of the project by the end of 1999. Costs associated with modifying software and equipment are not estimated to be significant and will be paid by the Plan Sponsor.

For the second phase of the project, Plan management established formal communications with its third party service providers to determine that they will be year 2000 compliant by the end of 1999. If modification of data


                Ruby Tuesday, Inc. Salary Deferral Plan

               Notes to Financial Statements (continued)


7.  Year 2000 Issue (unaudited) (continued)

processing systems of either the Plan, the Plan Sponsor, or its service providers are not completed timely, the year 2000 problem could have a material impact on the operations of the Plan. Plan management has not developed a contingency plan, because they are confident that all systems will be year 2000 ready.

                        Ruby Tuesday, Inc. Salary Deferral Plan

                        Notes to Financial Statements (continued)


8. Investment Programs

Changes in net assets available for benefits for the year ended December 31, 1998 were allocated to separate investment programs as follows:
                                  Guaranteed Aim High
                                  Investment Yield and                   Franklin Small
                                  Contracts   Putnam                     Capital Growth            Ruby
                       Prudential   with    Diversified Aim    Prudential & Prudential Templeton  Tuesday, Participant
                       MoneyMart  Insurance   Income  Balanced Stock Index   Equity     Growth   Inc. Stock  Loan
                        Assets   Companies    Funds    Fund       Fund      Funds      Fund       Fund      Fund       Total
Net assets available for
  benefits at
  December 31, 1997    $501,274   $747,449  $2,796,729  $12,243  $70,963   $3,883,975  $332,443  $2,913,215 $134,648  $11,392,939
Dividends on common stock:
  Ruby Tuesday, Inc.          -          -           -        -        -            -         -      20,942        -       20,942
Dividends and interest   33,234     44,785     187,233    2,660    2,862       51,411    17,401       6,451        -      346,037
Administrative expenses (12,325)      (619)     (3,097)    (134)  (1,153)     (14,718)     (653)     (8,388)       -      (41,086)
Net appreciation
 (depreciation) in fair
  value of investments        -          -    (252,971)   8,076   45,099      271,517   (28,873)  2,079,333        -    2,122,181
Contributions:
  Participants          149,194          -     206,383   36,099  117,767      231,564   409,284     381,929        -    1,532,219
  Employer                    -          -           -        -        -            -         -     247,715        -      247,715
Distributions to
  participants          (95,801)   (45,472)   (179,105)    (500)  (9,434)    (465,238)  (61,156)   (453,310) (45,891)  (1,355,907)
Interfund transfers     519,868   (214,529)   (476,356)  91,976   62,700      (88,329)   22,676    (117,145) 199,139            -
Net assets available for
  benefits at
  December 31, 1998   1,095,444   $531,614  $2,278,816 $150,420 $288,804   $3,870,182  $691,122  $5,070,742 $287,896  $14,265,040

There were 1,035 active participants in the Plan at December 31, 1998.


            	Ruby Tuesday, Inc. Salary Deferral Plan

                          Plan Number 001

             Employer Identification Number 63-0475239

     Line 27a - Schedule of Assets Held for Investment Purposes

                         December 31, 1998

 Identity of Issue,
Borrower, Lessor or     Description of                          Current
   Similar Party         Investment                  Cost        Value


Company Stock Funds:
  Ruby Tuesday, Inc.    Common Stock              $2,879,323   $5,014,372


Mutual Funds:
  Aim                   High Yield Fund               73,186       64,621

  Putnam                Diversified Income Fund    2,364,200    2,199,459

  Aim                   Balanced Fund                140,309      148,117

  Prudential            Stock Index Z Fund           235,553      275,794

  Prudential            Equity Fund                3,642,264    3,664,128

  Franklin              Small Capital Growth Fund    184,355      186,669

  Templeton             Growth Fund                  769,545      657,650


  Total Mutual Funds                               7,409,412    7,196,438

Money Market Fund:
  Prudential            MoneyMart Assets           1,086,294    1,086,294


Guaranteed Investment
 Contracts with Insurance
 Companies:
  New York Life         Guaranteed investment        320,003      320,003
   Insurance Company     contract
  Transamerica          Guaranteed investment        211,611      211,611
   Occidental Life       contract

  Total Guaranteed
   Investment Contracts                              531,614      531,614

Participant Loans           Prime + 1%                     -      287,896


                                                 $11,906,643  $14,116,614


                  Ruby Tuesday, Inc. Salary Deferral Plan

                            Plan Number 001

                 Employer Identification Number 63-0475239

         Line 27b - Schedule of Loans or Fixed Income Obligations

                           December 31, 1998




Identity and           Original   Amount Received During     Unpaid       Detailed description of loan
Address of             Amount of      Reporting Year     Balance at End   including dates of making and        Amount Overdue
Obligor                  Loan      Principal    Interest     of Year      maturity and interest rate ____   Principal   Interest

Hills, Rhonda         $     764    $     -     $     -     $    764       Issued 7/98, 60 months, 9.5%      $     749   $     15
349 E Ravenwood Ave.
Youngstown, OH  44507

Locke, Charles            1,000          -           -        1,000       Issued 11/98, 24 months, 9.5%           991          9
43D Allen Dr.
Saratoga Springs, NY  12866

Turk, Michelle            1,394         51          30        1,343       Issued 7/98, 60 months, 9.5%          1,328         15
102 Meredith St.
Enterprise, AL  36330

Vanhorn, Jeff             5,000      4,752         248          248       Issued 12/97, 12 months, 9.5%           247          1
40 Whirlaway Blvd.
Gansevoort, NY  12831



                    Ruby Tuesday, Inc. Salary Deferral Plan

                                Plan Number 001

                   Employer Identification Number 63-0475239

                Line 27d - Schedule of Reportable Transactions

                           Year Ended December 31, 1998
                                                                                                     Current Value
                                                                                                      of Asset on
                                                               Purchase    Selling        Cost of     Transaction   Net Gain
Identity of Party Involved    Description of Asset              Price       Price          Asset          Date      or (Loss)

Category (iii) - Series of Transactions in Excess of 5% of Plan Assets:



  Prudential Investments       MoneyMart Assets mutual fund   $791,833    $      -        $791,833     $791,833     $      -
                               MoneyMart Assets mutual fund          -     195,533         195,533      195,533            -
                               Prudential Equity mutual fund   509,500           -         509,500      509,500            -
                               Prudential Equity mutual fund         -     656,711         615,728      656,711       40,983
                               Putnam Diversified Income
                                 Trust mutual fund             488,332           -         488,332      488,332            -
                               Putnam Diversified Income
                                 Trust mutual fund                   -     813,129         857,346      813,129      (44,217)
                               Templeton Growth Fund A         582,307           -         582,307      582,307            -
                               Templeton Growth Fund A               -     123,482         135,926      123,482      (12,444)
                               Ruby Tuesday Co Stock           844,267           -         844,267      844,267            -
                               Ruby Tuesday Co Stock                 -     759,216         569,799      759,216      189,417



There were no Category (i), (ii), or (iv) transactions for the year ended December 31, 1998.
Note:  Lease rental and expense incurred with transaction are not applicable.